UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 8, 2026

Galaxy Digital Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42655	87-0836313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Vesey Street New York, NY	10282
(Address of principal executive offices)	(Zip Code)
(212) 390-9216
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 Par Value	GLXY	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 8, 2026, Galaxy Digital Inc. (the “Company”) entered into an Open Market Sale AgreementSM (the “Sales Agreement”) with Jefferies LLC, BNY Mellon Capital Markets, LLC and UBS Securities LLC (each, an “Agent” and together, the “Agents”), pursuant to which the Company may sell, from time to time, at its option, shares of the Company’s Class A common stock, $0.001 par value per share (the “Common Shares”), through the Agents, as sales agents (the “ATM Offering”). The issuance and sale, if any, of the Common Shares under the Sales Agreement will be made pursuant to the automatic shelf registration statement on Form S-3ASR (Registration No. 333-[  ●  ]) filed with the Securities and Exchange Commission (the “SEC”) on May 8, 2026, which became effective immediately upon filing, and the related prospectus supplement dated May 8, 2026 (the “ATM Prospectus Supplement”), pursuant to which the Company may sell up to an aggregate of $500,000,000 of Common Shares.

The sales, if any, of the Common Shares made under the Sales Agreement through any Agent, as sales agent, will be made by means of ordinary brokers’ transactions at market prices, in negotiated transactions or in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Act”), including sales made directly on the Nasdaq Global Select Market or other trading market of the Common Shares. Subject to the terms and conditions of the Sales Agreement, the Agents will use their commercially reasonable efforts to sell the Common Shares from time to time, as the sales agents, based upon the Company’s instructions.

The Company has provided customary representations, warranties and covenants, and the parties have agreed to indemnification rights. Each Agent will be entitled to a commission of up to 3.0% of the gross proceeds for each sale of the Common Shares made through such Agent from time to time under the Sales Agreement. In addition, the Company will reimburse the Agents for certain expenses incurred in connection with the Sales Agreement.

The Company may also sell Common Shares to each of the Agents, as principal for its own account, at a price to be agreed upon at the time of sale. If the Company sells Common Shares to any of the Agents, as principal, it will enter into a separate terms agreement with such Agent, and, to the extent required by applicable law, the Company will describe the terms agreement in a separate prospectus supplement or pricing supplement.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K (the “Current Report”) and is incorporated herein by reference.

The Company intends to use the net proceeds of the offering, together with our existing cash, cash equivalents, short-term investments and other liquid assets, to support the continued expansion of its Data Centers business, as well as for general corporate purposes. The Company believes it is well-capitalized and is putting the program in place to provide flexibility in the future to access the equity capital markets opportunistically from time to time, based on prevailing market conditions, the Company’s share price and other relevant factors.
Latham & Watkins LLP, counsel to the Company, has issued an opinion to the Company, dated May 8, 2026, relating to the validity of the Common Shares that may be offered and sold pursuant to the ATM Prospectus Supplement, a copy of which is filed as Exhibit 5.1 to this Current Report.
This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy any Common Shares, nor shall there be any offer, solicitation or sale of such Common Shares in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

Item 9.01 Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description

1.1	Open Market Sale AgreementSM, dated as of May 8, 2026, by and among Galaxy Digital Inc., Jefferies LLC, BNY Mellon Capital Markets, LLC and UBS Securities LLC
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALAXY DIGITAL INC.

Date: May 8, 2026	By:	/s/ Anthony Paquette
Anthony Paquette
Chief Financial Officer